Exhibit 10.13

Platform Services Agreement

This Platform Services Agreement (“Agreement”) is entered into by and between Move Sales, Inc., a corporation formed under the laws of Delaware, with an address at 910 East Hamilton Avenue, 6th Floor, Campbell, CA 95008 (“MSI”) and Trulia, Inc., a corporation formed under the laws of Delaware, with an address at 116 New Montgomery Street, San Francisco, California 94105 (“Partner”). This Agreement will be effective as of the date the last signing party executes this Agreement (the “Effective Date”).

1 DEFINED TERMS. The following capitalized terms will have the meanings set forth below.

1.1 “Additional Site” has the meaning set forth in Section 1.10, below.

1.2 “Affiliate” means, with respect to either party, any entity that directly or indirectly controls, is controlled by, or is under common control with that party. For these purposes, “control” means control over greater than fifty percent (50%) of the voting rights or equity interests of a party.

1.3 “Aggregate Reporting Materials” has the meaning set forth in Section 5.8.2, below.

1.4 “Content Source” means a unique Multiple Listing Service (“MLS”), brokerage, franchise or any other source of real estate listing data.

1.5 “Data Feeds” has the meaning set forth in Section 5.1, below.

1.6 “End Users” means end users who access, use, view or purchase the Partner’s services, including but not limited to consumers (including but not limited to prospective home buyers and home sellers), real estate brokers, real estate agents, and real estate franchisors.

1.7 “Licensed Content” means the real estate listing content, if any, provided by MSI to Partner pursuant to the delivery mechanism described in Section 5.1, below, including, without limitation, all text, data, images, materials and other content, and any Updates thereto provided to Partner by MSI, provided however that each such item of real estate listing content shall be deemed “Licensed Content” only until such time as the real estate listing to which it pertains is designated in the Data Feeds as sold, withdrawn, expired, or otherwise inactive.

1.8 “Partner Mobile Apps” has the meaning set forth in Section 1.10, below.

1.9 “Partner Network” has the meaning set forth in Section 1.10, below.

1.10 “Partner Services” means, collectively, Partner’s business-to-consumer products and services that are accessible through the Partner Site and the Partner Network. As used herein, the “Partner Network” shall mean: (a) those sub-URLs listed on Exhibit A hereto of the website located at the www.trulia.com top-level domain (the “Partner Site”), provided that Partner may update the sub-URLs of the Partner Site listed on Exhibit A hereto from time to time upon five (5) business days written notice to MSI; (b) Additional Site(s) (as defined in this Section 1.10), if any; and (c) Partner’s mobile application(s) listed on Exhibit A hereto (which mobile application(s) listed on Exhibit A may be updated from time to time effective upon written notice to MSI, provided that any mobile application(s) added to Exhibit A must adhere in all respects to the requirements of this section), provided that such mobile application(s) shall at all times be branded solely with Partner’s name and marks (the “Partner Mobile Apps”). Notwithstanding the foregoing, in the event that Partner wishes to include in the Partner Services mobile applications that are not branded solely with Partner’s name and marks, Partner must obtain MSI’s prior written approval to do so. Notwithstanding any provision to the contrary contained herein, “Partner Services” shall not include any products or services other than business-to-consumer products and services that are or may become accessible through the Partner Network. As used herein, “Additional Site” shall mean any website not located on the www.trulia.com top-level domain: (y) that Partner adds to Exhibit A during the Term by providing MSI thirty (30) days prior written notice of such addition; and (z) either (i) that is owned and operated by Partner, or (ii) for which Partner both provides the real estate search user experience and exclusively sells products into the real estate search user experience (provided that Partner shall not be required to be the exclusive seller of display advertisement products sold to non-real estate professionals).

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1.11 “Partner Site” has the meaning set forth in Section 1.10, above.

1.12 “Platform” means the platform provided by MSI’s proprietary ListHub™-branded software through which real estate brokers, real estate agents, real estate franchises, consumers and/or MLSs may (a) access real estate listing inventory in a database and select to distribute it to specified destinations, including the Partner Network, and (b) access and view certain reporting relating to the display of such real estate listing inventory via such specified destinations.

1.13 “Prior Agreement” has the meaning set forth in Section 2, below.

1.14 “Updates” means updates, refreshes, corrections and other modifications.

2 TERMINATION OF PRIOR AGREEMENT. MSI and Partner are parties to that certain Platform Services Agreement dated November 2, 2009 (the “Prior Agreement”). MSI and Partner agree that, effective as of the Effective Date of this Agreement, the Prior Agreement shall be terminated in all respects and shall be of no further force nor effect.

3 LICENSED CONTENT.

3.1 License. Subject in all instances to the terms and conditions of this Agreement, MSI hereby grants to Partner a nonexclusive, nonsublicensable, worldwide right and license, during the Term only, to (i) display the Licensed Content within the Partner Services, pursuant to the published terms and conditions then in effect with respect to the Partner Services; (ii) utilize the Licensed Content on the Partner Network for the purpose of providing brokers and agents with information relating to lead generation management and advertising products and services that are provided to brokers and agents on or through the Partner Network, provided that the provision of such information to such brokers and agents must be prompted by an action taken by a consumer; and/or (iii) allow End Users to access and view the Licensed Content through the Partner Services pursuant to the published terms and conditions then in effect with respect to the Partner Services.

3.1.1 Partner Terms and Conditions. For the purpose of permitting MSI to display to Content Sources the terms and conditions applicable to the Partner Services, within ten (10) days following the Effective Date, Partner shall provide MSI with copies of and/or links to all terms and conditions applicable to the Partner Services or any portion thereof (the “Partner Ts&Cs”). MSI will display the Partner Ts&Cs to Content Sources, and will require such Content Sources to demonstrate acceptance of the Partner Ts&Cs, at the time that such Content Sources elect to participate in the Partner Services via the Platform. In the event that Partner revises or replaces the Partner Ts&Cs, or any portion thereof, during the Term, such revision or replacement shall not be effective with respect to the Licensed Content until thirty (30) days after Partner provides MSI written notice of such revision or replacement. Notwithstanding any provision to the contrary contained herein, in the event of any inconsistency or conflict between this Agreement and the Partner Ts&Cs, as they may exist at any time during the Term, the terms of this Agreement shall prevail.

3.2 Reservation of MSI Rights. Except for the license granted hereunder, as between the parties, MSI retains all right, title and interest in and to the Licensed Content and the Platform.

3.3 Reservation of Partner Rights. Except as expressly set forth herein, MSI understands and agrees that nothing in this Agreement will prevent or restrict Partner from displaying and/or using data Partner obtains from a source other than MSI. MSI acknowledges and agrees that nothing contained in this Agreement shall grant it any right, title or interest in any information, content, or data obtained from a source other than MSI and used by Partner in conjunction or association with the Licensed Content, and MSI shall not make any claim of ownership or interest in any such information, content, or data. As between the parties, Partner retains all right, title and interest in and to the Partner Services and all content or data forming part of or displayed as part of or through the Partner Services other than the Licensed Content.

3.4 Consultants; Contractors. Partner may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this Agreement, provided that such consultants and contractors must be bound in writing to confidentiality obligations, and provided further that Partner shall be responsible for any actions or omissions by any of its contractors that would constitute a breach of this Agreement.

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4 MARKETING. During the Term, the parties will perform the marketing obligations outlined in Exhibit B.

5 DELIVERY AND FORMAT OF LICENSED CONTENT.

5.1 Delivery; Access. During the Term, MSI will make the Licensed Content available to Partner via a single set of data feeds (the “Data Feeds”), which Data Feeds shall be initially in such version of the RETS syndication specification format as is then in use by MSI. At any time during the Term, MSI may, in its sole discretion, upgrade the version of the RETS syndication specification format then in use by MSI upon thirty (30) days prior written notice to Partner, and Partner shall thereafter cause the Data Feeds to be in such updated version of the RETS syndication specification format. Additionally, at any time during the Term, MSI may, in its sole discretion, change to a published syndication specification format other than RETS upon sixty (60) days prior written notice to Partner, and Partner shall thereafter cause the Data Feeds to be in such new syndication specification format. In the event that MSI learns, at any time during the Term, that the Data Feeds are not being successfully delivered to Partner, MSI will notify Partner of such non-delivery within one (1) business day and will provide Partner with updates every successive business day until the delivery problem is resolved. MSI will use commercially reasonable efforts to resolve such delivery problem within three (3) business days.

5.2 Included Fields. The Licensed Content provided by MSI to Partner pursuant hereto shall include, for each Content Source who elects to license its content to Partner via the Platform on the terms described herein, the fields listed on Exhibit C hereto, provided however that, to the extent that such Content Sources do not make available to MSI any of the fields listed on Exhibit C, then MSI shall have no obligation to include such field(s) within the Licensed Content.

5.3 Content Sources. MSI may add listings from new Content Sources to the Licensed Content, and/or remove listings from existing Content Sources from the Licensed Content at any time, provided that: (i) prior to adding listings from a new Content Source to the Licensed Content, MSI shall have presented such Content Source with the Partner Ts&Cs, as described in Section 3.1.1 hereof; and (ii) any removal of listings from the Licensed Content shall be at the request of the Content Source or listing broker or as otherwise legally required.

5.4 Updates; Refreshes. From time to time during the Term, MSI will update and refresh the Licensed Content, and make such refreshed Licensed Content available to Partner in the manner described in Section 5.1, above. MSI will use commercially reasonable efforts to update and refresh the Licensed Content at least two (2) times per day, provided however that any Licensed Content from a Content Source that does not permit MSI to access such Licensed Content at least two (2) times per day will be updated and refreshed no more frequently than is permitted by such Content Source. MSI will provide Partner with reasonable support in the event that Partner notifies MSI of an error or problem with the Data Feeds.

5.5 Display. The license granted herein permits Partner to display all or portions of the Licensed Content on the Partner Services; provided that, for all listings included within the Licensed Content: (a) Partner must display any consumer redirection URLs provided by MSI within the Licensed Content (“Listing URL” in Exhibit C) with any portion of the Licensed Content displayed by Partner (provided however that Partner shall be permitted to continue to display, for any listing within the Licensed Content, a consumer redirection URL in place of and that is different than the URL included in the Licensed Content so long as such different URL was specified to Partner by the applicable listing agent or broker prior to the Effective Date); and (b) Partner must display, at a minimum, the following content fields: property address, listing price, number of bedrooms, number of bathrooms, square footage, property description, office phone number, list agent name, and broker name, provided however that: (i) in the event that one of the foregoing content fields is not included in the Licensed Content or is designated within the Data Feeds as not to be displayed, Partner shall not be obligated to display such content field; and (ii) Partner shall not be required to display all of the above content fields on any page that displays only summary search result information, so long as Partner includes in each search result on such page a link or other mechanism by which the consumer may, by taking an action on such search result, directly view all of the above content fields. Notwithstanding the foregoing, Partner shall have ninety (90) days after the Effective Date within which to cause the Partner Mobile Apps to comply with the requirements of subsections (a) and (b) hereof. During such ninety (90) day period, Partner shall provide MSI updates of its progress. MSI shall, within a commercially reasonable

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time, provide Partner with such feedback or technical input as Partner may reasonably request in connection with Partner implementing such changes to its systems. In addition, the parties acknowledge that MSI may, in its discretion, provide Partner with one (1) or more email addresses per listing included within the Licensed Content, one of which email addresses shall be designated for lead routing and the others of which shall be designated for display. The parties agree that, in the event that MSI does so, for each listing within the Licensed Content: (y) Partner may, in its discretion, but shall not be obligated to, display within the Partner Services the email address(es) designated for display; and (z) in the event that Partner sends a lead from such listing to the listing agent or the Content Source for such listing, Partner must, beginning no later than sixty (60) days after the date on which MSI first provides such email addresses and continuing for the duration of the Term, route such lead to the applicable email address designated for lead routing (provided however that Partner shall be permitted to continue to route the lead for any listing within the Licensed Content to an email address that is different than the email address designated for lead routing within the Licensed Content so long as such different email address was specified to Partner by the applicable listing agent or broker prior to the Effective Date). No provision of this Agreement shall be construed to prohibit Partner from routing leads from listings within the Licensed Content to real estate professionals that are not the applicable listing agent or Content Source. Partner will have the sole right to determine the placement and location of the selected Licensed Content through the Partner Services. For the sake of clarity, except as expressly set forth herein, each party retains sole discretion with respect to the look-and-feel, display and operation of its respective services and websites. This Agreement does not affect any right that either party would have had, or shall have, independent of the Agreement including but not limited to rights under the U.S. Copyright Act or analogous laws in other jurisdictions. Partner shall abide by any applicable state or federal laws governing the display of the Licensed Content and shall abide by a Content Source’s request to display (i) copyright, or (ii) other legal notifications alongside the Licensed Content, provided that, with respect to (ii), in the event that any such legal notification is sufficiently lengthy that it cannot, in Partner’s opinion, reasonably be displayed alongside the Licensed Content in its entirety, Partner may instead display a hyperlink to such legal notification or implement another mechanism that allows consumers to view such legal notification from the Licensed Content.

5.6 Sites and Mobile Apps Within Partner Network. Notwithstanding any provision to the contrary contained herein, at all times during the Term, MSI may, but shall not be required to, permit Content Sources who elect to distribute their content to Partner through the Platform to select on which of the following their content shall appear: (a) the Partner Site, (b) the Partner Mobile Apps, and (c) one or more Additional Sites. For the sake of clarity, MSI may permit each Content Source to elect to distribute its content to any combination of the Partner Site, the Partner Mobile Apps, and/or one or more individual Additional Sites without requiring such Content Source to allow its content to be displayed elsewhere within the Partner Network. Partner shall comply with any such selection by Content Source.

5.7 Redistribution. Partner shall not have the right to distribute Licensed Content to third parties, third party sites, or any other person, entity, or site except as expressly permitted pursuant hereto. Partner may distribute the Licensed Content in email or SMS alerts to fulfill user searches. For the sake of clarity, except as expressly permitted under this Agreement, Partner is expressly prohibited from sending or distributing the Licensed Content to any third party. In addition, all Licensed Content must remain resident in Partner’s database and under Partner’s control at all times, except: (a) that Partner may provide an individual listing within the Licensed Content to a third party for the sole purpose of permitting such third party to feature such individual listing in an article or other editorial work, so long as Partner first obtains the written approval, in each instance, of the listing broker representing such individual listing; or (b) as expressly authorized by Content Sources pursuant to Section 5.12 hereof, in which event all provisions of Section 5.12 hereof must be strictly adhered to.

5.8 Partner Reporting.

5.8.1 Error Reporting. Partner will provide MSI with error reporting for each listing within the Licensed Content. Partner must provide a decipherable error code for each listing within the Licensed Content that is rejected by the Partner Services. If a listing is accepted by the Partner Services, Partner must provide a URL to the primary page at which such listing is displayed on Partner Services. In the event that Partner learns, at any time during the Term, that any reporting metrics required to be delivered by Partner to MSI pursuant to this Section 5.8 are not being successfully delivered to MSI, Partner will notify MSI of such non-delivery within one (1) business day and will provide Partner with updates every successive business day until the delivery problem is resolved. Partner will use commercially reasonable efforts to resolve such delivery problem within three (3) business days.

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5.8.2 Reporting Metrics. No less often than once per day, Partner shall provide to MSI the reporting metrics described in this Section 5.8.2 for all listings within the Licensed Content. The parties acknowledge and agree that: (a) initially, such reporting metrics shall be provided in the format and via the delivery mechanism in use between the parties immediately prior to the Effective Date; and (b) beginning no later than sixty (60) days following the Effective Date, Partner shall begin providing the reporting metrics set forth in this Section 5.8.2 in the format and via the delivery mechanism described on Exhibit D hereto, provided that Partner and MSI may change and/or update such format and/or delivery mechanism upon mutual agreement from time to time thereafter. Subject to the terms and conditions of this Agreement, Partner hereby grants to MSI an irrevocable (during the Term only) worldwide exclusive (except as expressly set forth herein) license to display such reporting metrics to Content Sources through the Platform. Notwithstanding any provision to the contrary contained herein, Partner may not disclose or provide the reporting metrics it delivers to MSI pursuant to this Section 5.8.2 to any third party other than the applicable listing broker, or, in the event that distribution of the listing content underlying such reporting metrics was authorized via the Platform by the franchisor rather than the listing broker, to the applicable franchisor, provided that this sentence shall not be construed to prohibit Partner from creating and disseminating materials stating the aggregate number of leads (or other similar performance metrics) generated by the Partner Services, so long as such materials state only the performance of the Partner Services as a whole and do not indicate, or allow to be discerned, the number of leads (or other metrics) attributable to any particular listing, agent, broker, franchise, MLS. MSI will not utilize, display, or publish any reporting metrics provided by Partner to MSI pursuant hereto other than as expressly permitted herein. MSI will refrain from distributing or disclosing such reporting metrics to employees and independent contractors other than those employees and independent contractors who have a need to know them in connection with performing MSI’s obligations under this Agreement and are under an obligation to maintain their confidentiality. Notwithstanding any provision to the contrary contained herein, Partner and MSI agree that (a) MSI shall remain free at all times during the Term to publish, share, and publicly disseminate marketing materials and other materials containing reporting regarding the aggregate performance of the Platform (“Aggregate Reporting Materials”); and (b) MSI shall be permitted to include in such Aggregate Reporting Materials data contained within and/or derived from the reporting metrics provided by Partner pursuant to this Section 5.8.2, so long as such Aggregate Reporting Materials describe the performance of the Platform as a whole and not the performance of Partner specifically and do not allow a reader to easily discern metrics specific to Partner or to readily identify Partner as the source of any specific metrics. MSI will cause the format of all reports in which it utilizes the reporting metrics provided by Partner to MSI pursuant hereto to be based on objective criteria. Notwithstanding any provision to the contrary contained herein, no provision of this Section 5.8.2 shall be construed to prohibit or otherwise restrict MSI or its Affiliates from utilizing, displaying, publishing, or distributing any metrics or other information that are provided to or become known by MSI or its Affiliates via a source other than Partner.

The reporting metrics delivered by Partner to MSI each day pursuant to this Section 5.8.2 shall include the following metrics for each listing within the Licensed Content. Partner shall provide such metrics separately for (x) the Partner Site, (y) the Partner Mobile Apps (as a whole), and (z) each individual Additional Site, and shall clearly identify whether each such metric was generated on the Partner Site, the Partner Mobile Apps, or an Additional Site (in which case the particular Additional Site shall be identified):

5.8.2.1	Listing Data. Partner shall provide the ListHub Listing ID of each listing within the Licensed Content that is then displayed within the Partner Services.

5.8.2.2

Search Impressions. Partner shall provide the counts detailing the number of times that each listing is displayed on the Partner Site, an Additional Site, or the Partner Mobile Apps as the result of an End User search on a page viewable by an End User showing search results (i.e., more than one listing). Such reporting shall be provided per listing with a timestamp, provided however that in the event that Partner is not able to provide timestamps immediately upon the Effective Date, Partner may provide datestamps in lieu of timestamps until such time as Partner is able to provide timestamps, which shall in no event be later than sixty (60) days after the Effective Date.

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5.8.2.3

Detail Impressions. Partner shall provide the counts detailing the number of times an End User accesses the detail page within the Partner Site, an Additional Site, or the Partner Mobile Apps to view more details on a specific listing (typically a page which shows detailed information on only one listing). Detail impressions must be provided per listing with a timestamp, provided however that in the event that Partner is not able to provide timestamps immediately upon the Effective Date, Partner may provide datestamps in lieu of timestamps until such time as Partner is able to provide timestamps, which shall in no event be later than sixty (60) days after the Effective Date.

5.8.2.4

Leads. Partner shall provide the counts detailing the number of times an End User contacts the Content Source or applicable broker or agent within the Content Source directly from the Licensed Content that is displayed on the Partner Site, an Additional Site, or the Partner Mobile Apps. Partner shall report email and telephone leads separately in its reporting. Partner shall also report leads that are generated for any non-listing agent directly from the Licensed Content, which reporting shall identify both the listing from which each lead was generated and the non-listing agent who received such lead. Lead counts must be provided per listing with a timestamp, provided however that in the event that Partner is not able to provide timestamps immediately upon the Effective Date, Partner may provide datestamps in lieu of timestamps until such time as Partner is able to provide timestamps, which shall in no event be later than sixty (60) days after the Effective Date. For purposes of clarity, Partner shall not be required to provide the reporting described in this Section 5.8.2.4 with respect to end users who respond to paid display advertisements that are displayed on pages that also contain Licensed Content so long as when an end user takes an action on such a paid display advertisement, Partner does not provide the advertiser with any information and/or data from, or that identifies in any way, a particular listing or property within the Licensed Content.

Notwithstanding the foregoing, MSI and Partner acknowledge and agree that: (i) as of the Effective Date, Partner is not currently capable of providing the reporting metrics described in this Section 5.8.2 with respect to the Partner Mobile Apps (the “Mobile App Metrics”); (ii) as of the Effective Date, Partner is not currently capable of providing reporting with respect to leads generated for any non-listing agent directly from the Licensed Content, as described in Section 5.8.2.4, above (the “Non-Listing Agent Lead Metrics”); (iii) Partner shall begin providing all reporting metrics described in this Section 5.8.2, with the exception of the Mobile App Metrics and the Non-Listing Agent Lead Metrics, no later than fourteen (14) days after the Effective Date and shall continue providing such reporting metrics each day for the duration of the Term; (iv) Partner shall begin providing the Mobile App Metrics as soon as reasonably possible, which shall in no event be later than the date on which Partner begins including such Mobile App Metrics in reporting that Partner makes available to its customers or December 31, 2012, whichever is earlier to occur; and (v) Partner shall begin providing the Non-Listing Agent Lead Metrics as soon as reasonably possible, which shall in no event be later than one hundred twenty (120) days after the Effective Date.

5.9 MSI Reporting. Each month during the Term, MSI will provide Partner with an aggregate monthly report containing the same categories of reporting metrics that then populate the monthly reports provided by MSI to Content Sources.

5.10 Licensed Content Duplication. The parties acknowledge that Partner may receive listing content for a specific listing sent through the Platform from one or more additional sources and agree that: (a) In the event that Partner receives listing content for such specific listing directly from the listing broker (or directly from a vendor the listing broker has engaged for the purpose of providing listing content to Partner), Partner may display the listing content from the listing broker and not display the Licensed Content that was sent through Platform; (b) in the event that Partner receives listing content for such specific listing from another aggregator that sources listings directly from MLSs, Partner shall display the listing content from the Platform and not display the listing content received via such other source unless instructed to do so by the listing broker; and (c) in the event that Partner receives listing content for such specific listing from any other non-MLS source, Partner shall display the listing

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content sent through the Platform and not display the listing content received via such other source. Each day during the Term, Partner will provide MSI with a report detailing all listings received through the Platform during such day that were not displayed by Partner as the result of Partner receiving the same listing from more than one source, which report shall identify in reasonable detail both the listing and the reason that it was not displayed. In addition, during the Term, Partner may elect to append or augment the Licensed Content with listings content or portions of listings content received from other third-party providers in an effort to maximize the quality of data displayed by Partner through the Partner Services, provided that: (x) in so doing, Partner shall not be permitted to replace any portion of the Licensed Content with any listings content or portions of listings content received from any third-party provider, (y) for all listings within the Licensed Content, Partner must, at all times, display at least the minimum fields required to be displayed pursuant to Section 5.5 hereof; and (z) Partner must, at all times during the Term, provide the reporting described in Section 5.8 hereof. Notwithstanding the forgoing, Partner may permit listing agents to edit the open house times field on the Licensed Content. Notwithstanding the foregoing, the parties agree that Partner shall have sixty (60) days after the Effective Date within which to cause the Partner Services to comply with the requirements of this Section 5.10.

5.11 Image Management. MSI provides images in the Listing Content as provided and as available from Content Sources. Images are provided as URL links in the Licensed Content, and the actual images are stored in MSI’s image database. Partner shall use the MSI image database to access the images and download them to their own servers prior to displaying to End Users. For the sake of clarity, MSI’s image database is not intended to act as the photo server for Partner to display images to its End Users. Partner is responsible to download or otherwise cache images included in Licensed Content, managing this content independent of MSI’s image database.

5.12 Non-Display Uses. In the event that Partner, during the Term, wishes to utilize the Licensed Content within the Partner Services for any purpose other than display as expressly permitted in this Agreement: (a) Partner shall be required to obtain MSI’s prior written approval of such use, which approval MSI may withhold in its sole discretion; and (b) in the event that MSI grants approval for such use, MSI shall be permitted to offer Content Sources the ability to elect not to authorize their content to be utilized for such use while still authorizing their content to be displayed within the Partner Services as permitted herein, and Partner shall be obliged to comply with such election. Notwithstanding the foregoing, Partner is hereby expressly permitted, during the Term only and without obtaining the prior written approval of MSI or the Content Sources, to incorporate the Licensed Content or portions thereof into real estate market trends, indexes, and averages and to display such trends, indexes, and averages to consumers on the Partner Network. Notwithstanding any provision to the contrary contained herein, Partner may not offer for sale any trends, indexes, or averages incorporating the Licensed Content or any portion thereof or any product incorporating any such trends, indexes, or averages. Other than sending End User leads to email addresses delivered with the Licensed Content in accordance with the provisions hereof, Partner may send emails to an email address delivered with the Licensed Content only in the event that: (y) the listing to which such email address relates was authorized for distribution via the Platform by the listing broker (rather than by an MLS or franchise); or (z) the listing to which such email address relates was authorized for distribution via the Platform by an MLS or franchise and Partner has received from such MLS or franchise explicit consent to send emails to such email address (provided however that mere acceptance of the Partner Ts&Cs shall not qualify as such explicit consent). Notwithstanding any provision to the contrary contained herein, Partner shall not be required to comply with clause (z) of the immediately preceding sentence until ninety (90) days following the Effective Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict Partner’s use of email addresses that Partner has received from sources other than MSI including, without limitation, email addresses related to Partner End Users’ accounts, even if such email addresses are identical to email addresses included within the Licensed Content.

5.13 Engineering Changes. The parties acknowledge and agree that (a) as of the Effective Date, Partner includes the Licensed Content in certain RSS feeds, in certain widgets on third-party sites, and in Partner’s Trulia for Agents mobile applications, which uses of the Licensed Content by Partner are not permitted under this Agreement; (b) notwithstanding any provision to the contrary contained herein, Partner shall have a period of ninety (90) days following the Effective Date within which to remove the Licensed Content from such RSS feeds and widgets and the Trulia for Agents mobile applications; and (c) Partner’s inclusion of the Licensed Content in such RSS feeds and widgets and the Trulia for Agents mobile applications during such initial ninety (90) day period only shall not be considered a breach of this Agreement. Notwithstanding the foregoing, no provision of this Section 5.13 shall be construed to permit Partner, during the ninety (90) day period immediately following the Effective Date, to utilize the Licensed Content in any RSS feed, widget, or mobile application in which the Licensed Content did not appear immediately prior to the Effective Date.

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6 FEES. Beginning on the Effective Date and continuing throughout the Term, Partner shall pay to MSI a base monthly licensing fee of [***] per month (the “Base Monthly Fee”), payable in advance of each month. In addition, in the event that Partner, at any time during the Term, adds any Additional Site(s) to the Partner Network as described in Section 1.10 hereof, then Partner shall pay an additional monthly licensing fee of [***] per month (the “Additional Site Fee”) for each such Additional Site. MSI will invoice Partner for the Base Monthly Fee and any Additional Site fees at the beginning of each month. Partner shall pay the amount of each invoice within thirty (30) days after the date of MSI’s invoice. All payments under this Agreement are exclusive of taxes imposed by any governmental entity. Partner shall pay any applicable sales taxes. MSI shall pay any applicable taxes, including use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental agencies of whatever kind and imposed with respect to MSI’s business as described under this Agreement, including penalties and interest, but specifically excluding taxes based upon Partner’s net income.

7 MLS-SOURCED DATA. In the event that Partner begins, at any time during the Term, to directly or indirectly operate any business or platform that distributes MLS-Sourced Data (as defined below) to any website outside of the Partner Network (excluding any website that Partner hosts and/or operates on behalf of an individual real estate broker or agent that is branded with such real estate broker or agent’s branding and that adheres to the then-current IDX rules), Partner shall provide MSI prompt written notice of such, which written notice must be provided no later than the earlier of: (a) ten (10) days after the date on which Partner first enters into an agreement with a content source pursuant to which Partner acquires MLS-Sourced Data, or rights thereto, for distribution to any website outside of the Partner Network; and (b) ninety (90) days prior to Partner actually beginning to directly or indirectly operate any such business or platform. In the event that Partner provides such notice to MSI, MSI shall be permitted to terminate this Agreement at any time thereafter, effective immediately upon written notice to Partner. Such termination right is in addition to the termination rights contained in Section 12.2 hereof. As used herein, “MLS-Sourced Data” shall mean data pertaining to real properties that Partner receives or accepts either (i) directly from a multiple listing service, or (ii) from one or more third-parties that receive such data, either directly or indirectly, from a multiple listing service.

8 WARRANTIES AND DISCLAIMER. Each party represents and warrants that it has full power and authority to enter into the Agreement. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

9 INDEMNIFICATION. Partner will indemnify, defend, or at its option settle, any third party lawsuit or proceeding brought against MSI, its Affiliates, and any of their respective officers, directors, employees and agents, based upon or otherwise arising out of: (1) a claim alleging facts that would constitute a breach of Partner’s warranties per this Agreement, and (2) Partner’s use of Licensed Content other than in accordance with the terms hereof. Partner’s obligations under this Section 9 shall be conditioned on MSI : (i) promptly notifying Partner of such claim, (ii) providing Partner with reasonable information, assistance and cooperation, at Partner’s expense, in defending the lawsuit or proceeding, and (iii) giving Partner full control and sole authority over the defense and settlement of such claim, subject to MSI’s approval of any settlement that would require MSI to make an admission of liability or pay any amounts, which approval will not be unreasonably withheld or delayed.

10 LIMITATION OF LIABILITY. EXCEPT FOR (I) PARTNER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, AND (II) BREACHES OF CONFIDENTIALITY UNDER SECTION 11, (A) NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN, AND (B) IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR ANY AND

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[***]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED [***]. The parties agree that (i) the mutual agreements made in this Section reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

11 CONFIDENTIALITY; PR. Information that is disclosed by one party to the other party, and that is marked “confidential” (including this Agreement), will be treated as confidential by the receiving party. The receiving party will not disclose to a third party such information, or use such information other than for the purposes for which it was provided, without the written consent of the other party; this limitation will apply for a period of one year after disclosure of such confidential information. The foregoing limitations do not apply to the extent such information: (a) is or subsequently becomes publicly available other than through a breach of these limitations; (b) is already known to the receiving party at the time of disclosure; (c) is developed by the receiving party independent of such information; or (d) is rightfully received from a third party without restrictions on disclosure or use. Neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval. Notwithstanding the foregoing: (y) either party may include the other party’s marks, names and logos in presentations, marketing materials, and customer lists for general marketing purposes with prior written approval by the other party and provided such use is in accordance with the trademark and logo usage guidelines provided by a party; and (z) no provision of this Section 11 shall be construed to prevent either party from exercising its rights or performing its obligations as set forth in Exhibit B hereto. In addition, notwithstanding the foregoing, either party may disclose this agreement to its accountants, attorneys and financial advisors and, with prior written notice to the other party, as required by law, rule or regulation.

12 TERM AND TERMINATION.

12.1 Term. This Agreement will begin on the Effective Date and, unless earlier terminated in accordance with this Agreement, will expire forty-eight (48) months thereafter (the “Initial Term”). Thereafter, this Agreement will automatically renew for additional one (1) year terms unless either party notifies the other party in writing of its intent to not renew at least ninety (90) days prior to the end of the then-current term (the Initial Term and all such renewal terms, collectively, the “Term”).

12.2 Termination. Either party may terminate this Agreement: (a) immediately upon written notice to the other party if (1) the other party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party or its business, or (2) the other party breaches Section 11 of this Agreement (Confidentiality; PR) in a manner that has a reasonable likelihood of causing material harm to the other party’s business; or (b) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. Such termination rights are in addition to the termination right contained in Sections 7 and 12 hereof.

12.3 Effects of Termination, Expiration. Immediately upon the expiration or termination of this Agreement for any reason, Partner will cease all use display of Licensed Content to End Users. Sections 3.2, 3.3, 6 (with respect to amounts that become due during the Term only), and 8 through 13 will survive any termination or expiration of this Agreement. If Agreement is terminated as a result of MSI’s material breach of this Agreement, MSI will promptly refund to Partner that portion of any payment, if any, made by Partner intended to cover any portion of the remainder of the Term.

13 MISCELLANEOUS. Each party will comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement. All notices will be in English and in writing and (a) if sent to MSI to the address identified above and (b) if sent to Partner to address identified above. Notice will be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, or (iii) upon verification of receipt of registered or certified mail. Except as expressly set forth herein, neither party may assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part, provided however that: (y) MSI may assign its rights or delegate its obligations hereunder to any person or entity that acquires all or substantially all of its assets, provided however that MSI shall provide Partner written notice of such assignment or delegation promptly thereafter; and (z) Partner may assign its rights or delegate its obligations hereunder to any person or entity that acquires all or substantially all of its assets, provided however that (i) Partner must provide MSI with written notice of any such assignment or delegation no less than ten (10) days prior to the effectiveness of any such assignment or delegation, and (ii), in the event that such assignment or delegation is to any of the entities listed on Exhibit E hereto, MSI shall be permitted, in its sole

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[***]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discretion, to terminate this Agreement at any time within thirty (30) days after receiving such notice, effective immediately upon providing written notice of termination to Partner. No more than one (1) time per calendar year, MSI, in its sole discretion, may add entities to and/or remove entities from Exhibit E upon written notice to Partner, provided that Exhibit E shall at no time contain in excess of thirty (30) entities. Any assignment or other transfer of rights or delegation by a party in accordance with this Section 13 shall not operate to relieve such assigning party of its responsibilities under this Agreement. The assigning party will require its assignees, transferees, or delegates to agree, in writing, to the terms and conditions of this Agreement. This Agreement and any claim or dispute of whatever nature arising out of or relating to this Agreement will be governed by and construed in accordance with the laws of the State of California and applicable federal U.S laws, without giving effect to any choice of law principles that would require the application of the laws of a different state. This Agreement may be executed in counterparts, including facsimile counterparts, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement by persons duly authorized as of the Effective Date.

Move Sales, Inc.		Trulia, Inc.

By:	/s/ Luke A. Glass	By:	/s/ Peter Flint
Print Name:	Luke A. Glass	Print Name:	Pete Flint
Title:	VP and GM	Title:	CEO
Date:	6/19/12	Date:	18th June 2012

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EXHIBIT A

PARTNER SERVICES DESCRIPTION

The Trulia Real Estate Network:

•	m.trulia.com
•	American Towns;http://Americantowns.trulia.com
•	CNNMoney;http://CNNmoney.trulia.com
•	The Washington Post;http://TheWashingtonpost.trulia.com
•	schoolmatters;http://schoolmatters.trulia.com
•	usnews;http://usnews.trulia.com
•	residentialnyc;http://residentialnyc.trulia.com
•	kiplinger;http://kiplinger.trulia.com
•	zidaho;http://zidaho.trulia.com
•	villagevoice;http://villagevoice.trulia.com
•	gazettemailhomes;http://gazettermailhomes.trulia.com
•	showmelocal;http://shwomelocal.trulia.com
•	hdhomes;http://hdhomes.trulia.com
•	maineville;http://mainville.trulia.com
•	fizber;http://fizber.trulia.com
•	columbiatribune;http://columbiatribune.trulia.com
•	citizentribune;http://citizentribune.trulia.com
•	thesunchronicle;http://thesunchronicle.trulia.com
•	ozarkshomehunter;http://ozarkshomehunter.trulia.com
•	woodtv;http://woodtv.trulia.com
•	jerseydevilhomes;http://jerseydevilhomes.trulia.com
•	wwlp;http://wwlp.trulia.com
•	scntx;http://scntx.trulia.com
•	sptimes;http://sptimes.trulia.com
•	spokesmanhomes;http://spokesmanhomes.trulia.com
•	intagent;http://intagent.trulia.com
•	salisburypost;http://salisbury.trulia.com
•	homes-online;http://homes-online.trulia.com
•	realestatestjoe;http://realestatestjoe.trulia.com
•	miaminewtimes;http://miaminewtimes.trulia.com
•	gethomesnh;http://gethomesh.trulia.com
•	goskagit;http://goskagit.trulia.com
•	lasvegassun;http://lasvegassun.trulia.com
•	southwesthomesnow;http://southwesthomesnow.trulia.com
•	westword;http://westword.trulia.com
•	laweekly;http://laweekly.trulia.com
•	wtnh;http://wtnh.trulia.com
•	mainehomeseller;http://mainehomeseller.trulia.com
•	ztucson;http://ztucson.trulia.com
•	westusarealty;http://westusarealty.trulia.com
•	wivb;http://wivb.trulia.com
•	ccp;http://ccp.trulia.com
•	bakersfieldhomes;http://bakersfieldhomes.trulia.com
•	tullahomanews;http://tullahomanews.trulia.com
•	monroenews;http://monroenews.trulia.com
•	portlandcom;http://portlandcom.trulia.com
•	lincolncountyjournal;http://lincolncountyjournal.trulia.com
•	rft;http://rft.trulia.com
•	wish;http://wish.trulia.com

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•	manchestertimes;http://manchestertimes.trulia.com
•	seattleweekly;http://seattleweekly.trulia.com
•	aikenstandard;http://aikenstandard.trulia.com
•	wthi;http://wthi.trulia.com
•	fox11online;http://fox11online.trulia.com
•	heraldchronicle;http://heraldchronicle.trulia.com
•	coastsider;http://coastsider.trulia.com
•	carrollcountytimes;http://carrollcountytimes.trulia.com
•	fox10tv;http://fox10tv.trulia.com
•	wdtn;http://wdtn.trulia.com
•	homebuyerky;http://homebuyerky.trulia.com
•	kvue;http://kvue.trulia.com
•	ocweekly;http://ocweekly.trulia.com
•	northjersey;http://northjersey.trulia.com
•	sfexaminer;http://sfexaminer.trulia.com
•	realestateweeklykc;http://realestateweeklykc.trulia.com
•	lascrucesrealestateinfo; http://lascrucesrealestateinfo.trulia.com
•	wane;http://wane.trulia.com
•	elkvalleytimes;http://elkvalleytimes.trulia.com
•	krqe;http://krqe.trulia.com
•	king5;http://king5.trulia.com
•	zilpy;http://zilpy.trulia.com
•	micohomes;http://micohomes.trulia.com
•	asun;http://asun.trulia.com
•	kxan;http://kxan.trulia.com
•	krem;http://krem.trulia.com
•	plattsmouthjournal;http://plattsmouthjournal.trulia.com
•	de_zaphomes;http://de_zaphomes.trulia.com
•	thecentralvirginian;http://thecentralvirginian.trulia.com
•	abcnewspapers;http://abcnewspapers.trulia.com
•	wlfi;http://wlfi.trulia.com
•	firesideguard;http://firesideguard.trulia.com
•	neworleanshome;http://neworleanshome.trulia.com
•	eriehomes;http://eriehomes.trulia.com
•	az_zaphomes;http://az_zaphomes.trulia.com
•	ramonasentinel;http://ramonasentinel.trulia.com
•	louisianapressjournal;http://louisianapressjournal.trulia.com
•	northumberlandecho;http://northumberlandecho.trulia.com
•	northernnecknews;http://northernnecknews.trulia.com
•	grundycountyherald;http://grundycountyherald.trulia.com
•	newtimesbpb;http://newtimesbpb.trulia.com
•	nvdaily;http://nvdaily.trulia.com
•	pegasusnews;http://pegasusnews.trulia.com
•	hermannadvertisercourier; http://hermannadvertisercourier.trulia.com
•	myareanetwork;http://myareanetwork.trulia.com
•	bowlinggreentimes;http://bowlinggreentimes.trulia.com
•	carolineprogress;http://carolineprogress.trulia.com
•	fl_zaphomes;http://fl_zaphomes.trulia.com
•	cvhp;http://cvhp.trulia.com
•	komonews;http://komonews.trulia.com
•	foxtoledo;http://foxtoledo.trulia.com
•	mycentraloregon;http://mycentraloregon.trulia.com
•	thephoenix;http://thephoenix.trulia.com
•	goochlandcourier;http://goochlandcourier.trulia.com
•	katu;http://katu.trulia.com
•	metrohartfordhomes;http://metrohartfordhomes.trulia.com

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•	grandjunctioncom;http://grandjunctioncom.trulia.com
•	heraldprogress;http://heraldprogress.trulia.com
•	oklahomacitycom;http://oklahomacitycom.trulia.com
•	spokanecom;http://spokanecom.trulia.com
•	elsberrydemocrat;http://elsberrydemocrat.trulia.com
•	hcnews;http://hcnews.trulia.com
•	wpri;http://wrpri.trulia.com
•	wavy;http://wavy.trulia.com/
•	chattanoogacom;http://chatanoogacom.trulia.com/
•	vandalialeader;http://vandalialeader.trulia.com
•	allaboutdarien;http://allaboutdarien.trulia.com/
•	bgdailynews;http://bgdailynews.trulia.com
•	kgw;http://kgw.trulia.com
•	urbantulsa;http://urbantulsa.trulia.com
•	sdnn;http://sdnn.trulia.com/
•	md_zaphomes;http://md_zaphomes.tulia.com
•	shemcreeksc;http://shemcreeksc.trulia.com/
•	silvar;http://silvar.trulia.com/
•	newhavenleader;http://newhavenleader.trulia.com/
•	insidetoday;http://insidetoday.trulia.com
•	daytoncom;http://daytoncom.trulai.com
•	bestbuy-realestate;http://bestbuy-realestate.trulia.com/
•	kdhrealestate;http://kdhrealestate.trulia.com/
•	thisweeklive;http://thisweeklive.trulia.com/
•	kval;http://kval.trulia.com/
•	mybankloans;http://mybankloans.trulia.com/
•	parade;http://parade.trulia.com/
•	nashvillescene;http://nashvillscene.trulia.com/
•	alabamawebpage;http://alabamawebpage.trulia.com/
•	southwest-montana-real-estate;
•	http://southwest-montana-real-estate.trulia.com/
•	2news;http://2news.trulia.com/
•	foxbusiness;http://foxbusiness.trulia.com/
•	phoenixreic;http://phoenixreic.trulia.com
•	floridawebpage;http://floridawebpage.trulia.com
•	yumacom;http://yumacom.trulia.com
•	erstarnews;http://erstarnews.trulia.com
•	hcnonline;http://hcnonline.trulia.com
•	2newstv;http://2newstv.trulia.com
•	bdmainehomes;http://bdnmainehomes.trulia.com
•	bakersfieldnow;http://bakersfieldnow.trulia.com
•	chapelhillmagazin;http://chapelhillmagazine.trulia.com
•	comcast;http://comcast.trulia.com
•	delawarerealestatenow;http://delawarerealestatenow.trulia.com
•	durhammang;http://durhammag.trulia.com
•	homebuyinginstitute;http://homebuyinginstitute.trulia.com
•	kidk;http://kidk.trulia.com
•	klewtv;http://klewtv.trulia.com
•	kpic;http://kpic.trulia.com
•	ktvb;http://ktvb.trulia.com
•	laramieboomerang;http://laramieboomerang.trulia.com
•	leesburgtoday;http://leesburgtoday.trulia.com
•	longislandpress;http://longislandpress.trulia.com
•	mortgagecalculator;http://mortgagecalculator.trulia.com
•	mortgagesum;http://mortgagesum.trulia.com
•	ourcoloradonews;http://ourcoloradonews.trulia.com

13 | Page	Confidential – Platform Services Agreement

•	reporterherald;http://reporterherald.trulia.com
•	wpri;http://wpri.trulia.com
•	areahomes4salre;http://areahomes4sale.trulia.com

Partner Mobile Applications:

•	Trulia iPhone App
•	Trulia iPad App
•	Trulia Android App
•	Trulia Kindle App
•	Trulia Android Tablet App
•	Trulia Rentals (iPhone)
•	Trulia Rentals (Android)

14 | Page	Confidential – Platform Services Agreement

EXHIBIT B

MARKETING PLAN

Marketing.

1. MSI shall perform the following marketing tasks:

-MSI shall include the logo and short description of Partner in the Platform for display to all registered brokers.

-MSI may make available to Partner additional marketing opportunities as they become available.

2. During the Term, Partner shall publicly endorse MSI as a preferred syndication partner and shall publicly endorse the Platform as (a) “Trulia’s largest partner for listing syndication”; (b) “one of the most accurate and timely data feeds”; and (c) a “trusted partner for communicating Trulia’s metrics through the Platform’s reporting”. Partner shall make such endorsement via a joint press release, the content and form of which shall be agreed to by the parties, which approval shall not be unreasonably withheld or delayed, issued upon the execution of the Agreement and via such other means as Partner and MSI shall agree from time to time.

3. Notwithstanding any provision to the contrary contained in the Agreement, each party shall be permitted to disclose, in connection with such party’s customer support, marketing, and promotional efforts, and/or in connection with performing such party’s obligations under the Agreement: (a) the fact that the parties have entered into an agreement pursuant to which MSI will provide the Licensed Content to Partner for display within the Partner Services and Partner will provide reporting metrics to MSI, (b) the terms on which such Licensed Content may be displayed or used within the Partner Services, as set forth in Section 5 of the Agreement, and (c) the types of reporting metrics that will be provided, as set forth in Section 5 of the Agreement.

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EXHIBIT C

LICENSED CONTENT DATA SPECIFICATION

ListHub Listing Data Fields

Address 1	List Office Address 1	Cooling Systems
Address 2	List Office Address 2	Has Deck Y/N
City	List Office City	Has Disabled Access Y/N
State	List Office State	Has Dock Y/N
Postal Code	List Office Postal Code	Has Doorman Y/N
Country	List Office Country	Has Double Pane Windows Y/N
List Price	List Office Website	Has Elevator Y/N
Listing URL	Brokerage Name	Exterior Types
Provider Name	Brokerage Phone	Has Fireplace Y/N
Bedrooms	Brokerage Email	Floor Coverings
Bathrooms	Brokerage Website URL	Has Garden Y/N
Property Type	Brokerage Address 1	Has Gated Entry Y/N
Property Sub Type	Brokerage Address 2	Has Greenhouse Y/N
Listing Key	Brokerage City	Heating Fuels Y/N
Listing Category (Sale, Rent)	Brokerage State	Heating Systems Y/N
Listing Status	Brokerage Postal Code	Has Hot Tub Spa Y/N
Disclose Address Y/N	Brokerage Country	Intercom Y/N
Automated Valuation Display Y/N	Franchise Name	Has Jetted Bath Tub
Consumer Comments Y/N	Latitude	Has Lawn Y/N
Photo URLs	Longitude	Legal Description
Photo Modification Timestamp	Elevation	Has Mother In Law Y/N
Listing Description (Public Remarks)	Directions	Is New Construction Y/N
Mls Id	County	Num Floors
Mls Name	Parcel Id	Num Parking Spaces
Mls Number	Subdivision	Parking Types
Living Area	Neighborhood Name	Has Patio Y/N
Lot Size	Open House Date	Has Pond Y/N
Year Built	Open House Start Time	Has Pool Y/N
Listing Date	Open House End Time	Has Porch
Listing Title	Open House Description	Roof Types
Full Bathrooms	Elementary School Name	Room Count
Partial Bathrooms	Middle School Name	Room Types
Foreclosure Status	High School Name	Has RV Parking Y/N
List Agent First Name	School District Name	Has Sauna Y/N
List Agent Last Name	Annual Tax Fee	Has Security System Y/N
List Agent Phone	Monthly Association Fee	Has Skylight Y/N
List Agent Email	Appliances	Has Sports Court Y/N
List Agent Website URL	Architecture Style	Has Sprinkler System Y/N
List Agent Id	Has Attic Y/N	Has Vaulted Ceiling Y/N
List Agent License Number
Virtual Tour URLs	Has Barbecue Area Y/N	View Types
Video URLs	Has Basement Y/N	Is Waterfront Y/N
List Office Key	Building Unit Count	Has Wet Bar Y/N
List Office Id	Is Cable Ready Y/N	Is Wired Y/N
List Office Name	Has Ceiling Fan Y/N	Year Updated
List Office Phone Number	Condo Floor Num	Modification Timestamp

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EXHIBIT D

REPORTING FORMAT SPECIFICATIONS

[***]

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[***]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

LIST OF ENTITIES

[***]

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[***]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.